As filed with the Securities and Exchange Commission on January 11, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JAVO BEVERAGE COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	48-1264292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

JAVO BEVERAGE COMPANY, INC.

1311 Specialty Drive

Vista, California 92081

(760) 560-5286

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William E. Marshall, Esq.

General Counsel, Senior Executive

Vice President of Operations, and Secretary

1311 Specialty Drive

Vista, California 92081

(760) 560-5286

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan A. Murr, Esq.

Heller Ehrman LLP

4350 La Jolla Village Drive

San Diego, California 92122

(858) 450-8400

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share(1)(2)(3)	30,659,534 shares(1)(2)(3)	$1.17(4)	$35,871,655(4)	$3,839(4)

(1)	Shares registered include associated Rights to Purchase Series A Junior Participating Preferred Stock in accordance with the Javo Beverage Company, Inc. Shareholder Rights Plan.
(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	The shares of Common Stock being registered represents the good faith estimate of the number of shares of common stock that are issuable to the selling stockholders upon the conversion of the principal and/or the payment of principal and interest under the senior convertible notes and the exercise of warrants outstanding as of the date hereof issued in connection with a private placement to accredited investors.
(4)	The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and is based upon the average of high and low sales prices of the Registrant’s Common Stock on the Over the Counter Bulletin Board on January 9, 2007.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 11, 2007

PROSPECTUS

JAVO BEVERAGE COMPANY, INC.

30,659,534 Shares of Common Stock

This prospectus relates to the resale of up to 30,659,534 shares of our common stock, par value $0.001 per share (“Common Stock”), which shares may be issued upon the conversion of senior convertible notes held by the selling stockholders, the exercise of certain Common Stock warrants issued to the selling stockholders or our payment of certain interest and/or principal obligations under the senior convertible notes. See “Plan of Distribution” on page 11 of this prospectus for a description of the manner in which shares of Common Stock may be offered and sold by the selling stockholders under this prospectus. The selling stockholders are identified on page 9 of this prospectus and each may be deemed to be an “underwriter,” as such term is defined in the Securities Act of 1933.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

Our Common Stock is listed on the Over the Counter Bulletin Board under the symbol “JAVO.” The last reported sale price on January 10, 2007, was $1.27 per share.

The mailing address of our principal executive offices are 1311 Specialty Drive Vista, California 92081 and our telephone number is (760) 560-5286.

Investing in our common stock involves risks. Beginning on page 5 of this prospectus, we have listed several “ Risk Factors” which you should consider. You should carefully read the entire prospectus, including these risk factors, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 11, 2007.

FORWARD-LOOKING STATEMENTS

This prospectus and the other documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus and the other documents incorporated into this prospectus by reference that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. Forward-looking statements include projections, assumptions or information concerning possible or assumed future actions, events or our results of operations. These statements involve estimates and assumptions based on the judgment of the company’s management. A number of risks and uncertainties may cause actual results to differ materially from those suggested by the forward-looking statements.

Forward-looking statements include the information in this prospectus and the other documents incorporated by reference into this prospectus. These statements may be made regarding the business, operations, financial performance and condition, earnings, our prospects and products, as well as regarding our industry generally. These statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Forward-looking statements are not guarantees of performance. You should understand that these factors, in addition to those discussed in “Risk Factors” above and elsewhere in this document, and in the documents that are incorporated by reference into this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in any forward-looking statement.

SUMMARY

The Company

Javo Beverage Company, Inc. (“we,” “us,” “Javo” or the “Company”) is a manufacturer of coffee and tea concentrates, drink mixes, and flavor systems serving the foodservice, food and beverage manufacturing, and retail industries. For foodservice industry customers, Javo combines great tasting coffees, teas and specialty beverages with the added convenience and efficiency of dispenser-based systems. For food and beverage processors and retailers looking for authentic coffee and tea flavor for their packaged foods and ready-to-drink beverages, Javo supplies customized beverage formulations, extracts and flavors.

We were originally incorporated in the state of Washington as North West Converters, Inc. on February 9, 1987. In June of 1999, the Company changed its name to La Jolla Fresh Squeezed Coffee Company, Inc. and our Board of Directors ratified the acquisition of the assets of Stephen’s Coffee, Inc. and the merger with Stephen’s Coffee Holding, Inc. On February 22, 2000, the Company acquired all the outstanding shares of Sorisole Acquisition Corp. (“Sorisole”) to become successor issuer to Sorisole pursuant to Rule 12g-3 of the Securities Exchange Act of 1934 and subject to the reporting requirements of the Securities and Exchange Commission. On August 21, 2002, the Company reincorporated from Washington state to the state of Delaware and simultaneously changed its name from La Jolla Fresh Squeezed Coffee Company, Inc. to Javo Beverage Company, Inc.

Our principal executive offices are located at 1311 Specialty Drive, Vista, California 92081. Our telephone number at that location is (760) 560-5286. You may also obtain additional information about us from our website, www.javobeverage.com. Information on our website is not incorporated by reference into this prospectus.

The Offering

This offering relates to the resale of shares of Common Stock issuable to the selling stockholders upon conversion of certain senior convertible promissory notes (the “Notes”) and the exercise of certain Common Stock purchase warrants, each issued by us in December 2006 in a private placement transaction. A portion of the warrants were also issued in this transaction to the broker/dealer that acted as our placement agent in the offering. Details of the manner of this offering are described below under the caption, “Plan of Distribution.” Details of the securities issued in our December 2006 private placement are described below. We will not receive any proceeds from the sale of securities made under this prospectus, although we will receive proceeds from the selling stockholders to the extent they exercise their warrants. See, “Use of Proceeds.”

The Notes were issued in an aggregate principal amount of $21 million and are convertible into shares of our Common Stock at an initial conversion price of $1.79 per share of Common Stock. This conversion price may be subject to adjustment in certain circumstances. Upon a conversion of the Notes, the Company will issue a number of shares of Common Stock that equals the amount of principal being converted, divided by the conversion price of $1.79 (as may be adjusted) and pay in cash to the holder any accrued and unpaid interest on the amount of principal being converted. Interest is paid in shares of Common Stock, provided that certain equity conditions are met or, at our option, in cash.

The Notes are payable in monthly installments commencing in May 2007 and fully mature in October 2011 and bear interest at the rate of 6.95% per annum, payable quarterly commencing on April 1, 2007. Principal payments will be paid in shares of Common Stock, provided that certain equity conditions are met or, at our option, in cash. For any monthly installment of principal being paid in shares of Common Stock, the Company will issue on the trading date immediately prior to the installment date a number of shares of Common Stock that equals the amount of interest or principal due, as the case may be, being converted divided by the lower of the conversion price or a 10% discount to the lowest volume weighted average price of the Common Stock for the 10 trading day period ending 2 trading days prior to the installment date (“First Calculation”). After twenty trading days have elapsed from the installment date, the amount of any principal being paid in common stock on such installment date will then be divided by the lower of the conversion price or a 12% discount to the volume weighted average price of our common stock for the 20 trading days after the installment date; provided that the discount will be increased to 15% if the volume weighted average price for the 20 previous trading days is equal to or less than $1.00 per share (the “Second Calculation”). If the Second Calculation results in a larger number than the First Calculation, the investors shall be issued additional shares to cover the difference between the Second Calculation and the First Calculation. If the Second Calculation is less than the First Calculation, the outstanding principal amount of the Senior Convertible Note will be reduced.

If an event of default occurs under the Notes, the Notes will bear interest at a rate of 15% for so long as the default continues.

We also issued to the Note holders the following Common Stock warrants: (A) five-year Series A warrants to purchase an aggregate of 3,519,555 shares of Common Stock at an initial exercise price of $1.95 per share, (B) five-year Series B warrants to purchase an aggregate of 3,124,999 shares of Common Stock at an initial exercise price of $2.24 per share, and (C) Series C warrants to purchase up to 11,731,844 shares of Common Stock at an initial exercise price of $1.79. The Series A and Series B warrants may be exercised at any time between June 15, 2007 and sixty months after the issuance date. The Series C warrants will only become exercisable if and only to the extent that the outstanding principal under the Notes is prepaid by us at our option. The exercise price and the number of shares issuable under the warrants may be subject to adjustment in certain circumstances. We also issued warrants of like tenor to the Series A and Series B warrants to purchase an aggregate of 551,292 shares of Common Stock at exercise prices of $1.79, $1.95 and $2.24 to Cowen and Company, LLC, which is the broker/dealer that acted as our placement agent in the offering.

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information in this prospectus, including the documents incorporated by reference, before making a decision to invest in our Common Stock. Our business, financial condition or results of operations could be materially adversely affected and the trading price of our Common Stock could decline due to any of these risks. As a result, you may lose all or part of your investment. The following risk factors are as of the date of this prospectus and we may update or revise these risk factors from time to time in our periodic filings made with the Securities and Exchange Commission. See “Incorporation of Certain Information By Reference.”

The Company has never been profitable and may need to obtain additional funding necessary to enable it to continue to execute its business plan.

The Company has never been profitable and management’s current business plans rely on growth in future revenue to supplement the Company’s liquid assets. There can be no assurance that the Company will achieve this additional revenue growth and/or incremental profitability and that additional capital to fund ongoing operations will be available to the Company on favorable terms, if at all. If additional funds are required and not available, the Company may be required to curtail operations or to seek funds on unfavorable terms, if additional funds are available at all.

The Company has a limited operating history.

The Company has a limited operating history upon which an evaluation of its prospects can be made. The Company’s prospects must be considered speculative considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business, including the risks inherent in the development of specialty products such as liquid coffee concentrates. Over the course of 2002, the Company began its transition from a largely research and development based operation into a manufacturing company and continues to expand and improve its manufacturing infrastructure. There can be no assurance that unanticipated problems will not occur that would result in material delays in future product commercialization or that our efforts will result in successful product and service commercialization. There can be no assurance that the Company will be able to achieve profitable operations.

The Company may not be able to retain or hire key personnel.

To operate successfully and manage our potential future growth, the Company must attract and retain qualified managerial, sales, and other personnel. We face competition for and cannot assure that we will be able to attract and retain such qualified personnel. If Javo loses its key personnel or is unable to hire and retain additional qualified personnel in the future, its business, financial condition and operating results could be adversely affected.

Certain terms of the Company’s securities and investor agreements could require significant cash payments by the Company in certain circumstances that could materially adversely impact the Company.

The Company’s senior convertible promissory notes and Series A, B and C warrants, as well as the securities purchase agreement and registration rights agreement associated with the sale of these securities, contain various provisions that protect the interests of the holders of these securities in a manner that may be adverse to our common stock holders. For example, in an event of default as defined in the notes, the Company could be required to redeem the remaining balance of the notes at a premium based on a formula that assigns a market value to the securities into which the remaining principal balance is convertible. The total cost of any such cash redemptions could be significantly higher than the actual remaining principal balance amount. In addition, other provisions provide other cash payment penalties, payments and valuation discounts in the event of failures by the Company to satisfy certain obligations, including, for example, to make timely cash payments or delivery of shares when due. The penalties under these agreements, particularly market valued redemptions of the remaining note, could materially adversely impact the Company.

Certain terms of the Company’s senior convertible promissory notes and common stock warrants could result in other security holders suffering potentially significant dilution.

The Company’s senior convertible promissory notes and Series A, B and C warrants contain terms that could result in adjustments to the conversion and exercise prices applicable to these securities. For example, assuming that the Company’s stock traded at $0.61 throughout the entire term of the note (i.e., just above the floor price at which the Company may issue shares in satisfaction of installment payments due under the note) and assuming that the Company made every principal and interest payment in shares Common stock at the applicable 15% discount to such $0.61 price, then approximately 47,773,144 million shares of Common Stock would be issued as principal and interest payments, excluding potential issuances relating to the warrants. The exercise price of the warrants and the number of shares that can be acquired on exercise can also be adjusted if we sell shares of common stock at prices below certain levels. These terms of the promissory note and warrants could result in significant additional dilution to our holders of common stock and would not result in any additional proceeds to the Company.

The Company depends on access to commodity goods and services at competitive prices and access to co-manufactures, distributors and dispenser manufacturers. The Company also currently houses its principal manufacturing operations in one location, which would result in at least a temporary cessation of its production in the event of a catastrophic disaster.

As the Company grows, it must be able to obtain at competitive prices substantial amounts of certain green coffee beans and manage roasting and grinding costs. The Company’s coffee bean and roasting and grinding costs make up a large component of its overall cost of goods sold. Commodity agricultural goods such as coffee can and do experience significant fluctuations in availability and prices which could in turn cause significant interruptions in the manufacturing output and sales of the Company. Typically these additional costs are passed through to customers as price increases. Additionally, the Company uses the services of outside distributors and dispenser manufacturers as well as contract manufacturing providers to produce certain of its products that require particular processing and manufacturing infrastructure not in place at the Company’s facility. While there are multiple providers of such services, the unanticipated cessation of the services of such providers could disrupt the Company’s production and revenues and expansion of the Company’s revenues will rely in part on the ability of these providers to accommodate growth. Moreover, the Company also currently houses its principal manufacturing operations in one location. In the event of a catastrophic disaster, such as complete destruction of the Company’s Vista plant by fire or earthquake, and particularly in light of the Company’s increasing production volume, the Company’s manufacturing operations would be at least temporarily halted during implementation of the Company’s disaster recovery plan. Such a cessation of manufacturing could materially and adversely impact the Company.

The Company is in a very competitive industry.

Competition to provide coffee products is intense and Javo expects the competition to increase. The Company competes directly with other companies that have developed and are in the process of developing products that will be competitive with the products developed and offered by the Company. There can be no assurance that other products that are functionally equivalent or similar to the Company’s products have not been developed or are not in development. We expect that there are companies or businesses that may have developed or are developing such products. There are other companies and businesses that have the expertise to do so and significant success in the marketplace could encourage them to develop and market products directly competitive with those developed and marketed by the Company. As a result of the size and breadth of certain of the Company’s competitors, such competitors have been and will be able to establish managed accounts by which they seek to gain a disproportionate share of users for their products. Such managed accounts can present significant competitive barriers to the Company. Additionally, we cannot always anticipate consumer trends, which influence demand for our products. Our future results will depend, in part, upon our ability to develop and offer products that capture the opportunities within these trends. There is no assurance that consumers will continue to purchase our products in the future or that we will be able to anticipate market demands or trends. We also may be unable to penetrate new markets. If our revenues decline for any of these reasons, our business, financial condition and results of operations will be adversely affected.

The Company relies on a relatively new and proprietary extraction process.

The Company has developed what management believes is a new and novel method of extracting roasted, ground coffee and tea into a liquid concentrate. The Company also believes that it derives a competitive advantage versus other liquid concentrate manufacturers from the quality of concentrate that this process produces. The Company currently relies on trade secret protection to prevent others from using this process. Trade secret protection is only as effective as the Company’s ability to keep the essential and material aspects of its process secret using contractual and physical measures. There is no guarantee that the Company’s efforts in this regard can or will prevent a competitor from obtaining the Company’s secrets or from independently developing the same or similar process.

The Company is subject to various laws and regulations and from time to time may be party to litigation with third parties. The violation of such applicable laws and regulations or the unfavorable outcome of such litigation could materially and adversely affect the Company.

The manufacture, sale and distribution of our products is subject to various federal, state and local laws and regulations. Our status as a reporting public company subjects us to various laws and regulations and we are subject to various accounting, tax and other laws and regulations. New laws and regulations may also be instituted in the future that apply to the Company. Failure to comply with such laws can result in fines and other penalties. For example, if a regulatory authority deemed that a product or production run was not in compliance with applicable laws or regulations, the Company could be fined or may have to institute a recall of such product. The application of new laws and regulations and fines and other penalties relating to noncompliance with laws and regulations could adversely affect our financial condition and operations. Moreover, the Company could be party to litigation, whether based on contract claims, product liability or otherwise that could result in significant liability for the Company and adversely affect our financial condition and operations.

Trading volume in the Company’s securities is limited and sporadic.

The Company’s Common Stock is traded on the Over the Counter Bulletin Board under the trading symbol “JAVO.” While currently there is an existing limited and sporadic public trading market for the Company’s securities, the price paid for the Company’s Common Stock on the Over the Counter market and the amount of stock traded are volatile. There can be no assurance that these markets will improve in the future.

Additional capital funding to impair value of investment.

If we expand more rapidly than currently anticipated or if our working capital needs exceed our current expectations, we may need to raise additional capital through public or private equity offerings or debt financings. Our future capital requirements depend on many factors including our research, development, sales and marketing activities. We do not know whether additional financing will be available when needed, or will be available on terms favorable to us. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing Common Stock.

Volatility of Stock Price.

Our common stock price has experienced and is likely to experience significant price and volume fluctuation in the future. Such fluctuations could adversely affect the market price of the common stock without regard to our operating performance. In addition we believe factors such as the ability to generate sales as well as other factors could cause the price of the Company’s common stock to fluctuate significantly.

The Company has not paid dividends to its stockholders in the past, and does not anticipate paying dividends to its stockholders in the foreseeable future.

The Company has not declared or paid cash dividends on its Common Stock. The Company presently intends to retain all future earnings, if any, to fund the operation of its business, and therefore the Company does not anticipate paying dividends on Common Stock in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from sales of Common Stock pursuant to this prospectus. All of the shares are being offered and sold by the selling stockholders for their own account.

We may receive proceeds from the exercise of warrants held by the selling stockholders. The timing, amount and receipt of such proceeds are unknown. Any proceeds we receive from the sale of our shares of Common Stock to selling stockholders from warrant exercises will be used for general corporate purposes.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are issuable upon conversion of the convertible notes, upon the exercise of certain warrants and/or upon payment of principal and interest obligations due under the convertible notes. For additional information regarding the convertible notes and warrants, see “Summary—The Offering” above. We are registering the shares of Common Stock to permit the selling stockholders to offer the shares for resale from time to time. Except as described elsewhere herein, the selling stockholders have not had any material relationship with us or any of our predecessors or affiliates within the last three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of our Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock deemed beneficially owned by each selling stockholder as of January 5, 2007, without regard to any limitations on conversions or exercise of the convertible notes or warrants.

The third column lists the shares of Common Stock being offered by this prospectus by each selling stockholder. The figures in the second and third columns represent the good faith estimate of the number of shares of Common Stock that are issuable upon the conversion of principal, the payment of principal and interest due under the senior convertible notes and/or the exercise of the Series C warrants and the exercise of the Series A warrants and Series B warrants held by the selling stockholders. The actual number of shares of Common Stock issuable upon the conversion of the senior convertible notes or the exercise of the Series C warrants and exercise of the Series A and Series B warrants is indeterminate, is subject to adjustment and could be materially less or more than our estimates, depending on factors that cannot be predicted by us at this time. These factors include the future market price of our Common Stock and the terms on which we may sell shares of Common Stock in the future.

The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each entity named in the table below has sole voting and investment power with respect to all shares of Common Stock that it beneficially owns. We have based our calculation of the percentage of beneficial ownership based on 149,504,927 shares of common stock outstanding on January 5, 2007.

Under the terms of the convertible notes and warrants, a selling stockholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock that would exceed 4.99% of our then outstanding shares of Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the convertible notes that have not been converted and upon exercise of the warrants that have not been exercised. The number of shares shown as beneficially owned in the following table do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See, “Plan of Distribution.”

Except as indicated by the footnotes below, the selling stockholders are not broker-dealers or affiliates of broker-dealers. The selling stockholders acquired the shares being offered in this prospectus in the ordinary course of business and at the time of acquisition the selling stockholders had no direct or indirect agreements or understandings with any person to distribute such shares. Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements if and when necessary.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)	Maximum Number of Shares Offered by this Prospectus(1)	Shares of Common Stock Owned After the Offering
			Number of Shares Owned	Percent of Shares Outstanding
Capital Ventures International LP(2)	8,602,364	8,602,364	0	–
Fort Mason Master, LP(3)	7,405,263	7,405,263	0	–
Fort Mason Partners. LP(3)	480,225	480,225	0	–
JGB Capital Offshore, Ltd.	358,429	358,429	0	–
JGB Capital, LP	1,433,733	1,433,733	0	–
Scoggin International Fund, Ltd.	896,079	896,079	0	–
Scoggin Capital Management, LP II	896,079	896,079	0	–
Seneca Capital International, Ltd.	1,129,058	1,129,058	0	–
Seneca Capital LP	573,489	573,489	0	–
Guggenheim Portfolio Company XII LLC	89,608	89,608	0	–
Gracie Capital International, Ltd.	663,096	663,096	0	–
Gracie Capital LP	1,129,058	1,129,058	0	–
Enable Growth Partners LP	5,483,999	5,483,999	0	–
Enable Opportunity Partners LP	645,175	645,175	0	–
Pierce Diversified Strategy Master Fund LLC	322,587	322,587	0	–
Cowen and Company, LLC(4)	551,292	551,292	0	–

(1)	Shares held prior to this offering is calculated as of January 5, 2007. Shares offered represents the Company’s good faith estimate of the number of shares of common stock issuable upon the conversion of principal, the payment of principal and interest due under the senior convertible notes and/or the exercise of the Series C warrants and the exercise of the Series A warrants and Series B warrants held by the selling stockholders
(2)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares. Capital Ventures International is affiliated with one or more registered broker-dealers. Capital Ventures International purchased the shares being registered hereunder in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.
(3)	The shares listed herein are owned by Fort Mason Master, L.P. and Fort Mason Partners, L.P. (collectively, the “Fort Mason Funds”). Fort Mason Capital, LLC serves as the general partner of each of the Fort Mason Funds and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.
(4)	Cowen and Company, LLC (“Cowen”) acted as sole placement agent to us in connection with the December 2006 private placement. As part of the compensation for its service as placement agent, Cowen received the warrants to purchase the common stock being registered herewith. Cowen is a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Cowen is a wholly-owned subsidiary of Cowen Group, Inc., which is traded on the NASDAQ under the symbol COWN. The address of Cowen is 1221 Avenue of the Americas, New York, NY 10020.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon conversion of the convertible notes, upon exercise of the warrants and/or in payment of interest and principal under the convertible notes, in each case to permit the resale of these shares of Common Stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt the sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time the particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other persons participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $100,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered by the selling stockholders will be passed upon for us by Heller Ehrman LLP, San Diego, California.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, have been audited by Farber Hass Hurley & McEwen LLP, (formerly Hurley & Company), independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file later with the SEC will automatically update and supercede this information.

We incorporate by reference the documents listed below which we filed with the SEC under the Securities and Exchange Act of 1934:

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

•	our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2006;

•	our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2006;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006;

•	our Current Report on Form 8-K as filed on June 7, 2006 and as amended on July 24, 2006;

•	our Current Report on Form 8-K as filed on November 6, 2006;

•	our Current Report on Form 8-K as filed on December 18, 2006;

•	our definitive Proxy Statement on Schedule 14A as filed on October 2, 2006;

•	the description of our Common Stock contained in the Company’s Registration Statement on Form 10 SB/A (Amendment No. 1) filed on September 24, 2002; and

•	the descriptions of our Series A Junior Participating Preferred Stock and Rights to Purchase Junior Participating Preferred Stock contained in the Company’s Registration Statement on Form 10SB/A (Amendment No. 1) filed on September 24, 2002.

We incorporate by reference also all of our reports and proxy statements filed by us under the Securities Exchange Act of 1934 on or subsequent to the date we filed this prospectus. We do not incorporate by reference any information in our reports or proxy statements furnished to the Commission not deemed filed under the Securities Exchange Act of 1934.

You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address:

Javo Beverage Company, Inc.

1311 Specialty Drive

Vista, California 92081

Attention: Secretary

(760) 560-5286

We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement and any filings thereafter and prior to the termination of this offering:

•	reports filed under Sections 13(a) and (c) and Section 15(d) of the Securities Exchange Act of 1934; and

•	definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders’ meeting.

Such documents will become a part of this prospectus from the date such documents are filed.

Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements, and other information with the Securities and Exchange Commission. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the shares of Common Stock offered hereby. As permitted by the SEC, this prospectus, which constitutes a part of the registration statement, does not contain all the information included in the registration statement. Such additional information may be obtained from the locations described above. Statements contained in this prospectus as to the contents of any document are not necessarily complete. You should refer to the relevant document for all the details.

You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference herein, is accurate only as of the respective dates of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses payable by us in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission registration fee	$3,839
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
Blue Sky fees and expenses (including counsel fees)	10,000
Printing expenses	10,000
Miscellaneous	26,161

Total	$100,000

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws, as amended, provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the registrant has entered employment agreements with its executive officers which may require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service.

The Bylaws authorize the Company to purchase insurance for directors and officers of the Company and persons who serve at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or enterprise against any expense, liability or loss incurred in such capacity, whether or not the Company would have the power to indemnify such persons against such expense or liability under the Delaware law. The Company intends to maintain insurance coverage of its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of directors and officers.

Item 16. Exhibits and Financial Statements Schedules.

Exhibit No.	Description
2.1	Agreement and Plan of Merger between La Jolla Fresh Squeezed Coffee Co., Inc. and Javo Beverage Company, Inc. (1)

3.1	Amended and Restated Certificate of Incorporation (2)

3.2	Bylaws (1)

4.1	Shareholder Rights Agreement by and between the Company and Corporate Stock Transfer, Inc. as Rights Agent (1)

5.1	Opinion of Heller Ehrman LLP*

23.1	Consent of Farber Hass Hurley & McEwen LLP, Independent Registered Public Accounting Firm

23.2	Consent of Heller Ehrman LLP*

24.1	Form of Power of Attorney (included in signature page)

*	To be filed by amendment
(1)	Incorporated by reference to the like-numbered exhibit to the Registrant’s current report on Form 8-K filed with the Commission on August 19, 2002.
(2)	Incorporated by reference to the like-numbered exhibit to the Registrant’s current report on Form 8-K filed with the Commission on November 3, 2006.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant under the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on January 11, 2007.

JAVO BEVERAGE COMPANY, INC.

By:	/s/ RICHARD A. GARTRELL
Richard A. Gartrell Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Cody C. Ashwell, Richard A. Gartrell, and William E. Marshall, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 11, 2007.

Signature	Title	Date

/s/ CODY C. ASHWELL Cody C. Ashwell	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)	January 11, 2007

/s/ RICHARD A. GARTRELL Richard A. Gartrell	Chief Financial Officer (Principal Financial and Accounting Officer)	January 11, 2007

/s/ WILLIAM C. BAKER William C. Baker	Director	January 11, 2007

/s/ RONALD S. BEARD Ronald S. Beard	Director	January 11, 2007

/s/ JERRY W. CARLTON Jerry W. Carlton	Director	January 11, 2007

/s/ TERRY C. HACKETT Terry C. Hackett	Director	January 11, 2007

Signature	Title	Date

/s/ JAMES R. KNAPP James R. Knapp	Director	January 11, 2007

/s/ THOMAS J. RIELLY Thomas J. Rielly	Director	January 11, 2007

/s/ STANLEY A. SOLOMON Stanley A. Solomon	Director	January 11, 2007

/s/ RICHARD B. SPECTER Richard B. Specter	Director	January 11, 2007

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger between La Jolla Fresh Squeezed Coffee Co., Inc. and Javo Beverage Company, Inc.(1)

3.1	Amended and Restated Certificate of Incorporation(2)

3.2	Bylaws(1)

4.1	Shareholder Rights Agreement by and between the Company and Corporate Stock Transfer, Inc. as Rights Agent(1)

5.1	Opinion of Heller Ehrman LLP*

23.1	Consent of Farber Hass Hurley & McEwen LLP, Independent Registered Public Accounting Firm

23.2	Consent of Heller Ehrman LLP*

24.1	Form of Power of Attorney (included in signature page)

*	To be filed by amendment
(1)	Incorporated by reference to the like-numbered exhibit to the Registrant’s current report on Form 8-K filed with the Commission on August 19, 2002.
(2)	Incorporated by reference to the like-numbered exhibit to the Registrant’s current report on Form 8-K filed with the Commission on November 3, 2006.